Exhibit (j) (i) under Form N-1A
                                             Exhibit 23 under Item 601/Reg. S-K





CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 20 to the Registration Statement No. 33-38550 on Form N-1A of our reports dated July 19, 2005 relating to the financial statements and financial highlights of the Cash Trust Series II (comprised of the following funds:
Municipal Cash Series II and Treasury Cash Series II) (the "Funds") appearing in the Annual Reports on Forms N-CSR of the Funds as of and for the year ended May 31, 2005.

We also consent to the reference to us under the headings "Financial Highlights" in the Prospectus of the Treasury Cash Series II Fund, which is a part of such Registration Statement.

DELOITTE & TOUCHE LLP
Boston, Massachusetts
July 25, 2006